COMPX ANNOUNCES REGULAR QUARTERLY DIVIDEND
AND
RESULTS OF THE ANNUAL STOCKHOLDER MEETING

DALLAS, TEXAS . . . May 28 2014 . . . CompX International Inc. (NYSE MKT:  CIX) announced today that its board of directors has declared CompX’s regular quarterly dividend of five cents ($0.05) per share on its class A and class B common stock, payable on June 19, 2014 to stockholders of record at the close of business on June 9, 2014.

CompX also announced that at its annual stockholder meeting held on May 28, 2014 its stockholders:

•	elected each of David A. Bowers, Norman S. Edelcup, Loretta J. Feehan, Edward J. Hardin, Ann Manix, Bobby D. O’Brien, George E. Poston and Steven L. Watson as a director for a one year term; and

•	adopted a resolution that approved, on a nonbinding advisory basis, the compensation of its named executive officers as disclosed in the proxy statement for the 2014 annual meeting.

CompX is a leading manufacturer of security products and recreational marine components.